EXHIBIT 4.2

NEITHER THIS NOTE, THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE, OR THE SECURITIES WHICH MAY BE ISSUED TO THE HOLDER OF THIS NOTE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF FEDERAL AND STATE SECURITIES LAWS PROVIDED BY REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND MAY NOT BE SOLD, PLEDGED, TRANSFERRED, ASSIGNED, HYPOTHECATED, OR OTHERWISE DISPOSED OF WITHOUT COMPLIANCE WITH SUCH REQUIREMENTS OR A WRITTEN OPINION OF COUNSEL ACCEPTABLE TO THE OBLIGOR THAT SUCH TRANSFER WILL NOT RESULT IN ANY VIOLATION OF SUCH LAWS OR AFFECT THE LEGALITY OF THEIR ISSUANCE.

CONVERTIBLE PROMISSORY NOTE

US$250,000	May 15, 2007

FOR VALUE RECEIVED, the undersigned, True North Energy Corporation, a Nevada corporation (the "Obligor"), hereby promises to pay to the order of EH&P Investments AG (the "Holder"), the principal sum of Two Hundred Fifty Thousand Dollars ($250,000) payable as set forth below. The Obligor also promises to pay to the order of the Holder interest on the principal amount hereof at a rate of 8% per annum, which interest shall be payable as set forth below. Interest shall be calculated on the basis of the year of 365 days and for the number of days actually elapsed. The payments of principal and interest hereunder shall be made in coin or currency of the United States of America which at the time of payment shall be legal tender therein for the payment of public and private debts.

This Note shall be subject to the following additional terms and conditions:

1. Payments. Subject to prior conversion or acceleration, all principal due hereunder shall be payable in one (1) installment on May 15, 2010 (the “Maturity Date”). Subject to prior conversion or acceleration, interest shall be payable semi-annually. The first such interest payment shall be due the first day of the first month following 180 days from the date of this Note. Subsequent interest payments will be due and payable on the first day of the month every six months thereafter. Notwithstanding the foregoing, the final interest payment shall be due and payable on the Maturity Date. In the event that any payment to be made hereunder shall be or become due on Saturday, Sunday or any other day which is a legal bank holiday under the laws of the State of Texas, such payment shall be or become due on the next succeeding business day.

2. Prepayment. The Obligor and the Holder understand and agree that the principal amount of this Note together with all accrued interest due thereon can be prepaid by Obligor at any time without penalty, commencing June 15, 2007.

3. Conversion.

(a) In the event the Obligor completes an offering (the “Offering”) of US$10,000,000 or more of equity or debt securities within 90 days of the date of this Note (the “Offering Completion Date”), this Note, including any accrued and unpaid interest, shall be automatically exchanged for and converted into like share or securities issued by the Obligor in the Offering on the same terms that such like shares or securities are purchased by subscribers in the Offering. The amount of like shares or securities so issued shall be based on the amount of principal and interest converted. The Holder shall effect the conversion by promptly surrendering this Note to the Obligor. Upon receipt of the Note, the Obligor will deliver or shall cause to be delivered the like shares or other securities of the Obligor issuable upon conversion.

(b) Upon a conversion involving common stock of the Obligor, the Obligor shall not be required to issue stock certificates representing fractions of shares, but may either make a cash payment in respect of any final fraction of a share or round up to the next whole share of common stock.

(c) The issuance of securities of the Obligor upon conversion of this Note shall be made without charge to the Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of a certificate for such securities, provided that the Obligor shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the original Holder.

(d) Any and all notices or other communications or deliveries to be provided by the Holder hereunder, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the attention of the Chief Executive Officer of the Obligor at the facsimile number or address of the principal place of business of the Obligor. Any and all notices or other communications or deliveries to be provided by the Obligor hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the Holder at the facsimile number or address of the Holder appearing on the books of the Obligor, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder.

(e) Upon receipt by Obligor of evidence reasonably satisfactory to Obligor of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Obligor in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, Obligor shall execute and deliver to the Holder a new Note.

4. Warrants. In the event an offering is not completed by the Offering Completion Date, common stock purchase warrants (the “Warrants”) of the Obligor shall be issued to the Holder. The Warrants will be exercisable for a period of three years commencing on the date of issuance of the Warrants. The number of shares of common stock of the Obligor issuable upon exercise of the Warrants and the exercise price will be calculated based upon the average closing price of the Obligor’s common stock for the 20 business days preceding the date of this Note (the “Average Price”). The number of shares which the Holder will be entitled to purchase upon exercise of the Warrants shall be calculated by dividing the principal amount of this Note by the Average Price. Any fractional shares resulting from said calculation will be rounded up to the next whole share. The exercise price of the Warrants shall be 140% of the Average Price. By way of example, if the Average Price is $2.00, the Warrant exercise price will be $2.80.

5. No Waiver. No failure or delay by the Holder in exercising any right, power or privilege under the Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. No course of dealing between the Obligor and the Holder shall operate as a waiver of any rights by the Holder.

6. Waiver of Presentment and Notice of Dishonor. The Obligor and all endorsers, guarantors and other parties that may be liable under this Note hereby waive presentment, notice of dishonor, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note.

7. Place of Payment. All payments of principal of this Note and the interest due hereon shall be made at such place as the Holder may from time to time designate in writing.

8. Events of Default. The entire unpaid principal amount of this Note and the interest due hereon shall, at the option of the Holder exercised by written notice to the Obligor forthwith become and be due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, if any one or more of the following events (herein called "Events of Default") shall have occurred (for any reason whatsoever and whether such happening shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgement, decree or order of any court or any order, rule or regulation of any administrative or governmental body) and be continuing at the time of such notice:

(a)  if default shall be made in the due and punctual payment of the interest and/or principal of this Note when and as the same shall become due and payable, whether at maturity, or by acceleration or otherwise, and such default have continued for a period of five (5) business days following Obligor’s receipt of written notice from Obligor advising of such default;

(b) if the Obligor shall:

(vii)	admit in writing its inability to pay its debts generally as they become due;

(viii)	file a petition in bankruptcy or petition to take advantage of any insolvency act;

(ix)	make assignment for the benefit of creditors;

(x)	consent to the appointment of a receiver of the whole or any substantial part of its property;

(xi)	on a petition in bankruptcy filed against it, be adjudicated a bankrupt;

(xii)
file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any State, district or territory thereof; or

(c) if the court of competent jurisdiction shall enter an order, judgment, or decree appointing, without the consent of the Obligor, a receiver of the whole or any substantial part of the Obligor's property, and such other, judgment or decree shall not be vacated or set aside or stayed with ninety (90) days from the date of entry thereof;

(d) if, under the provisions of any other law for the relief or aid of debtors, any court or competent jurisdiction shall assume custody or control of the whole or any substantial part of Obligor's property and such custody or control shall not be terminated or stayed within (90) days from the date of assumption of such custody or control; and

(e) if (i) the Obligor sells, licenses, or otherwise transfers all or substantially all of its assets or (ii) merges with or into another entity in a change of control transaction.

9. Remedies. In case any one or more of the Events of Default specified in Section 8 hereof shall have occurred and be continuing, the Holder may proceed to protect and enforce its rights whether by suit and/or equity and/or by action law, whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note, or the Holder may proceed to enforce the payment of all sums due upon the Note or enforce any other legal or equitable right of the Holder.

10. Severability. In the event that one or more of the provisions of this Note shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

11. Governing Law This Note and the right and obligations of the Obligor and the Holder shall be governed by and construed in accordance with the laws of the State of Texas. Any action to enforce this Note shall be in the federal or state courts of Texas situated in Harris County.

IN WITNESS WHEREOF, True North Energy Corporation has signed this Note as of the 15th day of May 2007.

OBLIGOR:

TRUE NORTH ENERGY CORPORATION

By:	/s/ Massimiliano Pozzoni

Massimiliano Pozzoni Chief Financial Officer